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                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue

                            New York, New York 10066]

            GUARANTEED MINIMUM INCOME BENEFIT RIDER - LIVING BENEFIT

This Rider forms a part of the Contract to which it is attached and is effective as of the Effective Date shown on the Contract Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control, including but not limited to the Enhanced Dollar Cost Averaging (EDCA) Rider. Your election of this Rider is irrevocable and its provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

DEFINITIONS

For purposes of the Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary.

The following is added to the "Annuity Provisions" section:

                        GUARANTEED MINIMUM INCOME BENEFIT

                         This Rider provides a minimum income benefit upon annuitization by establishing an Income Base and applying such Income Base to guaranteed purchase rates. The Income Base is the greater of the Highest Anniversary Value (defined below) and the Annual Increase Amount (defined below). The Income Base is established for the sole purpose of determining the minimum income benefit and is not available for cash withdrawals and does not establish or guarantee an Account Balance or a minimum return for any Investment Division.

                         We guarantee that your minimum monthly Fixed Income Payment will not be less than the Guaranteed Minimum Income Benefit (GMIB) Payment (less any applicable charges and fees as described in the Contract Schedule or any Rider) provided you meet the eligibility requirements below. If a higher Fixed Income Payment results from applying your total Adjusted Account Balance to the then current Fixed Annuity rates applicable to this class of contracts, we will pay you the greater amount.

                         At the Annuity Calculation Date, the GMIB Payment will be determined by applying the Income Base to the GMIB Annuity Table multiplied by the applicable GMIB Payment Adjustment Factor shown on the Contract Schedule. In calculating the GMIB Payment, any Withdrawal Charges that would have applied if you had made a full withdrawal of your Account Balance will be deducted from the Income Base. We reserve the right to reduce the Income Base for any Premium and Other Taxes that may apply. You choose an Annuity Date that is within 30 days following any Contract Anniversary on or after the GMIB Income Date shown on the Contract Schedule, but no more than 30 days after the GMIB Rider Termination Date shown on the Contract Schedule.

                         Under this Rider, your Purchase Payment allocations and all transfers, and reallocations of your Account Balance must meet the following allocation limits applicable to the Investment Divisions and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing below.

                         On any Contract Anniversary on or after the GMIB First Optional Step-Up Date as shown on your Contract Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last Optional Step-Up is at least equal to the GMIB Optional Step-Up Waiting Period shown on your Contract Schedule. You may elect an Optional Step-Up provided that The Account Balance exceeds the Annual Increase Amount immediately before the Step-Up, and Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on the Contract Schedule. The Optional Step-Up election will reset the Annual Increase Amount to the Account Balance on the Contract Anniversary, reset the Maximum Annual Increase Amount if greater than the Maximum Annual Increase Amount immediately before the Step-Up, reset the GMIB Income Date to the Optional Step-Up GMIB Income Date as shown on

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                         the Contract Schedule and reset the GMIB Rider Charge,
                         as shown on your Contract Schedule, to a rate we shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

                         THIS RIDER WILL TERMINATE UPON THE EARLIEST OF (A) THE 30TH DAY FOLLOWING THE GMIB RIDER TERMINATION DATE SHOWN ON THE CONTRACT SCHEDULE; (B) THE DATE YOU MAKE A FULL WITHDRAWAL OF YOUR ACCOUNT BALANCE; (C) THE DATE THERE ARE INSUFFICIENT FUNDS TO DEDUCT THE GMIB RIDER CHARGE FROM YOUR ACCOUNT BALANCE; (D) THE DATE YOU ANNUITIZE YOUR CONTRACT; (E) A CHANGE OF THE OWNER OR JOINT OWNER (OR ANNUITANT IF THE OWNER IS A NON-NATURAL PERSON), SUBJECT TO OUR ADMINISTRATIVE PROCEDURES; (F) THE DATE YOU ASSIGN YOUR CONTRACT, SUBJECT TO OUR ADMINISTRATIVE PROCEDURES; (G) DEATH OF THE OWNER OR JOINT OWNER (OR ANNUITANT IF THE OWNER IS A NON-NATURAL PERSON); (H) THE DATE THE GUARANTEED PRINCIPAL OPTION TAKES EFFECT; OR (I) TERMINATION OF THE CONTRACT TO WHICH THIS RIDER IS ATTACHED.

INCOME BASE              The Income Base is the greater of (a) or (b):

                         (a)  Highest Anniversary Value: On the Effective Date
                              -------------------------
                              we set this value equal to your Account Balance. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. During each subsequent Contract Year we increase this value by any Purchase Payments made and reduce it proportionately by the Percentage Reduction, as defined below, in Account Balance attributable to any partial withdrawals taken. On every subsequent Contract Anniversary prior to the Last Highest Anniversary Date shown on the Contract Schedule, we compare this value to the current Account Balance and we set the Highest Anniversary Value equal to the higher amount.

                         (b)  Annual Increase Amount: On the Effective Date we
                              ----------------------
                              set this amount equal to your Account Balance. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. For purposes of this calculation, if this Rider is effective on the Issue Date, all Purchase Payments credited within 120 days of the Issue Date will be treated as if received on the Issue Date. After the Effective Date, this amount will equal:

                              (i) The sum total of the Annual Increase Amount on the Effective Date and each Purchase Payment accumulated at the Annual Increase Accumulation Rate, shown on the Contract Schedule, through the earlier of the Annuity Calculation Date or the GMIB Rider Termination Date, from the date the Purchase Payment is made, less

                              (ii) The sum total of each Withdrawal Adjustment,
                                   as defined below, for any partial withdrawal accumulated at the Annual Increase Accumulation Rate, through the earlier of the Annuity Calculation Date or the GMIB Rider Termination Date, from the date of withdrawal.

                                   The Annual Increase Amount is subject to a Maximum Annual Increase Amount equal to the Annual Increase Amount Cap Percentage, shown on the Contract Schedule, multiplied by the sum total of the Annual Increase Amount on the Effective Date and each Purchase Payment. The Maximum Annual Increase Amount may increase upon Optional Step-Up as described below.

                              For purposes of calculating the Annual Increase Amount when the GMIB Rider Charge is assessed, the Annual Increase Accumulation Rate will be applied through the end of the prior Contract Year.

                         We define the Percentage Reduction in Account Balance attributable to a partial withdrawal as the computation of dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Account Balance immediately preceding such withdrawal. When we reduce a value proportionately by the Percentage Reduction in Account Balance attributable to a partial withdrawal we multiply that value by 1 minus the Percentage Reduction.

                         The Withdrawal Adjustment for any partial withdrawal in a Contract Year is defined to equal the Annual Increase Amount immediately prior to the withdrawal multiplied by the Percentage Reduction in Account Balance attributable to that partial withdrawal. However, if all partial withdrawals in a Contract Year are payable to the Owner (or Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year are not greater than the Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule, the total Withdrawal Adjustments for that Contract Year will be set equal to the dollar

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                         amount of total partial withdrawals in that Contract
                         Year and treated as a single withdrawal at the end of that Contract Year.

GMIB ANNUITY TABLE       The  guaranteed  monthly  payout  rates per $1000 of
                         Income Base are shown in the GMIB Annuity Tables using the Basis of GMIB Annuity Table shown on the Contract
                         Schedule. The rate applied will depend upon the Annuity
                         Option chosen and the Attained Age and sex of the Annuitant and Joint Annuitant, if applicable.

                         The base contract provides guaranteed fixed annuity payments that are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at the minimum guaranteed interest rate. Since the payout rates guaranteed under this Rider are based on conservative assumptions, the level of income guaranteed under this Rider is often less than the income that would be guaranteed by annuitizing under the regular provisions of your Contract.

ELIGIBILITY              You are only eligible to receive GMIB Payments if:
REQUIREMENTS FOR THE
GMIB PAYMENT             1.   The Owner is a natural person and the Owner is
                              also the Annuitant. If the Owner is a non-natural person then the Annuitant will be considered the Owner for GMIB Payment purposes. If Joint Owners are named, the age of the oldest will be used to determine the Income Base and GMIB Payment, and

                         2. You choose an Annuity Date that is within 30 days following any Contract Anniversary on or after the GMIB Income Date shown on the Contract Schedule, but no more than 30 days after the GMIB Rider Termination Date shown on the Contract Schedule. However, if your Account Balance is fully withdrawn (we will notify you prior to a withdrawal that would result in the Account Balance being fully withdrawn with an opportunity to remedy), we set an Annuity Date 30 days following the full withdrawal date, and the GMIB Payment (if any) will be determined using the Income Base after any applicable Withdrawal Adjustment associated with the withdrawal that exhausted your Account Balance, and

                         3. You choose to start receiving Fixed Income Payments under one of the Annuity Options shown on the Contract Schedule. If a single life option is chosen and Joint Owners are named, the age of the oldest will be used to determine the Income Base and the GMIB Payment, and monthly Fixed Income Payments will be made for the lifetime of the oldest Joint Owner. You may name a Joint Annuitant on the Annuity Date for purposes of a Life Income Annuity for Two option, and

                         4.   Income Payments will be paid as monthly
                              installments or at any frequency acceptable to you and us. If the amount of the Income Base to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment in lieu of Income Payments. If the amount of the first Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but no less than annually.

GMIB RIDER CHARGE        The GMIB Rider Charge is equal to the specified
                         percentage shown on the Contract Schedule multiplied by the Income Base at the end of the prior Contract Year prior to any Optional Step-Up. The charge is assessed for the prior Contract Year at each Contract
                         Anniversary following the Effective Date. If you take a full withdrawal or apply any portion of your Adjusted
                         Account Balance to an Annuity Option, a pro rata portion of the GMIB Rider Charge will be assessed based on the number of months from the last Contract
                         Anniversary to the date of withdrawal or application to an Annuity Option. The GMIB Rider Charge may only be changed as a result of an Optional Step-Up. The GMIB
                         Rider Charge will be deducted from your Account
                         Balance. This deduction will result in the cancellation of Accumulation Units from each applicable Investment
                         Division (and/or reduction of any portion of the Account Balance allocated to any other accounts included by rider) in the ratio that the portion of the Account Balance in such Investment Division (and/or other account) bears to the total Account Balance.

GUARANTEED PRINCIPAL     The Guaranteed Principal Option allows you to elect to
OPTION                   receive an adjustment to your Account Balance in lieu
                         of receiving GMIB Payments. The adjustment is called the Guaranteed Principal Adjustment, and is equal to
                         (a) - (b) defined below:

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                         (a)  is the Account Balance on the Effective Date
                              reduced proportionately by the Percentage
                              Reduction in Account Balance attributable to any partial withdrawals taken. If the Effective Date is the same as the Issue Date, this value is the Purchase Payments credited within 120 days of the Effective Date reduced proportionately by the Percentage Reduction in Account Balance attributable to any partial withdrawals taken.

                         (b) is the Account Balance on the Contract Anniversary immediately preceding exercise of the Guaranteed Principal Option.

                         The Guaranteed Principal Option may be exercised provided that (a) exceeds (b) as defined above. You may exercise the Guaranteed Principal Option in accordance with our administrative procedures within 30 days following any Contract Anniversary on or after the Guaranteed Principal Option First Exercise Date shown on the Contract Schedule, but no more than 30 days following the GMIB Rider Termination Date shown on the Contract Schedule. The Guaranteed Principal Adjustment will be made at the end of the 30-day window period after the Contract Anniversary immediately preceding receipt of such Notice.

                         The Guaranteed Principal Adjustment will be added to each applicable Investment Division and any other accounts included by rider in the ratio that the Account Balance in such Investment Division bears to the total Account Balance in all Investment Divisions and any other account included by rider.

                         The Guaranteed Principal Adjustment will never be less than zero.

                         If the Guaranteed Principal Option is exercised, this GMIB Rider will terminate on the date the Guaranteed Principal Adjustment is added to the Account Balance and we will no longer deduct the GMIB Rider Charge and the limitations relating to the GMIB Investment Divisions described in Allocation, Transfer and Rebalancing below will no longer apply.

OPTIONAL STEP-UP         On any Contract  Anniversary on or after the GMIB First
                         Optional Step-Up Date as shown on your Contract
                         Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last
                         Optional Step-Up is at least equal to the GMIB Optional
                         Step-Up Waiting Period shown on your Contract Schedule.
                         You may elect by Notice, an Optional Step-Up provided that:

                         1. The Account Balance exceeds the Annual Increase Amount immediately before the Step-Up, and

                         2. Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on the Contract Schedule.

                         You may elect an Optional Step-Up by providing Notice to Us in accordance with our administrative procedures. The Optional Step-Up will take effect on the Contract Anniversary following receipt of such Notice.

                         The Optional Step-Up election will:

                         (a) reset the Annual Increase Amount to the Account Balance on the Contract Anniversary following receipt of an Optional Step-Up election. All Purchase Payments and Withdrawal Adjustments previously used to calculate the Annual Increase Amount will be set equal to zero on the Step-Up date, and the Account Balance on the Step-Up date will be treated as a single Purchase Payment received on that date for purposes of determining the Annual Increase Amount.

                         (b) reset the Maximum Annual Increase Amount to the Annual Increase Amount Cap Percentage multiplied by the reset Annual Increase Amount, if greater than the Maximum Annual Increase Amount immediately before the Step-Up.

                         (c) reset the GMIB Income Date to the Optional Step-Up GMIB Income Date as shown on the Contract Schedule.

                         (d) reset the GMIB Rider Charge to a rate we shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract

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                              purchases at the time of Step-Up.

ALLOCATION, TRANSFER     While this Rider is in force, unless otherwise provided
AND REBALANCING          in the Contract Schedule, all allocations to or
                         transfers among Investment Divisions and any other accounts included by rider are limited as follows:

                         Each Purchase Payment, or your Account Balance on the Effective Date, must be allocated in accordance with either subsection (1) or (2) below:

                         1. You must allocate your Purchase Payments or your Account Balance on the Effective Date to the GMIB Investment Divisions and to other accounts included by rider shown on the Contract Schedule.

                         2. You must allocate your Purchase Payments or your Account Balance on the Effective Date in accordance with the following allocation requirements:

                              (a) A percentage, at least equal to the Platform 1 Minimum Percentage shown on the Contract Schedule, must be allocated to any combination of Investment Divisions that we classify as Platform 1 Investment Divisions, and other accounts included by rider shown on the Contract Schedule;

                              (b) A percentage, not to exceed the Platform 2 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 2 Investment Divisions, shown on the Contract Schedule;

                              (c) A percentage, not to exceed the Platform 3 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 3 Investment Divisions, shown on the Contract Schedule; and

                              (d) A percentage, not to exceed the Platform 4 Maximum Percentage shown on the Contract Schedule, may be allocated to any combination of Investment Divisions that we classify as Platform 4 Investment Divisions, shown on the Contract Schedule.

                              If you chose to allocate a Purchase Payment to the EDCA Account, then the entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated to the same Investment Divisions, and other accounts included by rider, as your most recent allocations for Purchase Payments, or your Account Balance on the Effective Date.

                              Your Account Balance will be rebalanced on a quarterly basis based on your most recent Purchase Payment allocation among the Investment Divisions or other accounts included by rider that complies with the allocation limitations described above. Rebalancing will also occur on a date when a subsequent Purchase Payment is received, if accompanied by new allocation instructions (in addition to the quarterly rebalancing). Quarterly rebalancing will first occur on the date that is three months from the Effective Date; provided however, rebalancing will be made on the 1st day of the following month if a quarterly rebalancing date occurs on the 29th, 30th or 31st of a month. Subsequent rebalancing will be made each quarter thereafter on the same day. In addition, if a quarterly rebalancing date is not a Business Day the reallocation will occur on the next Business Day. Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                              The Company will determine whether an Investment Division or any other accounts included by rider is classified as Platform 1, Platform 2, Platform 3 or Platform 4. We will not determine or change the classification of an Investment Division or other accounts included by rider in the event an Investment Division or its underlying investment option or any other accounts included by rider is added, deleted, substituted, merged or otherwise reorganized, unless we receive prior approval of the New York State Insurance Department. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Investment Divisions and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Investment Divisions or any other accounts included by rider.

                         You may change your Purchase Payment allocations instructions at anytime upon Notice to us, provided that such instructions must comply with the allocation limits described above in subsections (1) and (2). If you provide new allocation instructions for Purchase Payments and if these instructions conform to the allocation limits described above, future Purchase Payment and EDCA Account transfer allocations and quarterly rebalancing will be made in accordance with the

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                         revised allocation instructions.

                         Any transfer request must result in an Account Balance that meets the allocation limits described above. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

                         For additional details of the Company's policies and procedures applicable to this Allocation, Transfer and Rebalancing section of the Rider, please contact the Company.

                         Any attempt to allocate to or transfer among Investment Divisions and any other accounts included by rider Purchase Payments or Account Balance not according to the allocation requirements above will not be accepted.

TERMINATION OF RIDER     This Rider will terminate upon the earliest of:

                         (a) The 30th day following the GMIB Rider Termination Date shown on the Contract Schedule;

                         (b) The date you make a full withdrawal of your Account Balance;

                         (c) The date there are insufficient funds to deduct the GMIB Rider Charge from your Account Balance;

                         (d)  The date you annuitize your Contract;

                         (e) A change of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person), subject to our administrative procedures;

                         (f) The date you assign your Contract; subject to our administrative procedures.

                         (g) Death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person) unless the Beneficiary is the spouse of the Owner and elects to continue the Contract under the spousal continuation provisions of the Contract and the most recent Contract Anniversary is before the GMIB Rider Termination Date (the continuing spouse's Attained Age would apply);

                         (h) The date the Guaranteed Principal Option takes effect; or

                         (i) Termination of the Contract to which this Rider is attached

EXAMPLES The purpose of examples 1 and 2 is to illustrate withdrawal adjustments to the Annual Increase Amount. Example 1 illustrates a dollar-for-dollar adjustment when total partial withdrawals in a Contract Year are less than or equal to the Dollar-for-Dollar Withdrawal Percentage of the Annual Increase Amount from the prior Contract Anniversary. Example 2 illustrates a proportionate adjustment when total partial withdrawals in a Contract Year are greater than the Dollar-for-Dollar Withdrawal Percentage of the Annual Increase Amount from the prior Contract Anniversary.

                         The purpose of Example 3 is to show the asset allocation limits applicable to the Investment Divisions and other accounts included by rider under subsection (2).

                         The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including investment allocations and the investment experience of the investment options chosen. The examples do not reflect the deduction of fees and charges and applicable income taxes and penalties.

                         EXAMPLE #1 - DOLLAR-FOR-DOLLAR ADJUSTMENT WHEN WITHDRAWAL IS LESS THAN OR EQUAL TO [5.0%] OF THE ANNUAL INCREASE AMOUNT FROM THE PRIOR CONTRACT ANNIVERSARY

                              Initial Annual Increase Amount (AIA)    [$100,000]

                              AIA at the 1st Contract Anniversary     [$105,000]

                              Account Balance (AV) at 1st Contract
                              Anniversary                             [$ 80,000]

                              Withdrawal on 1st Contract Anniversary  [$  5,000]

                              AIA after withdrawal                    [$100,000]

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                              AV after withdrawal                     [$ 75,000]

                              Assume the initial purchase payment is [$100,000]. Assume the AV at the 1st Contract Anniversary is [$80,000]. The AIA at the 1st Contract Anniversary will be [$105,000] ([$100,000] increased by [5.0%]
                              per year, compounded annually). Assume that on the 1st Contract Anniversary, [$5,000] is withdrawn (leaving an AV of [$75,000]). Because the withdrawal is less than or equal to [5.0%] of the AIA from the prior Contract Anniversary, the AIA is reduced by the withdrawal on a dollar-for-dollar basis to [$100,000] ([$105,000]
                              - [$5,000] = [$100,000]). Assuming no other
                              purchase payments or withdrawals are made before the 2nd Contract Anniversary, the AIA at the 2nd Contract Anniversary will be [$105,000] ([$100,000] increased by [5.0%] per year, compounded annually).

                         EXAMPLE #2 - PROPORTIONATE ADJUSTMENT WHEN WITHDRAWAL IS GREATER THAN [5.0%] OF THE ANNUAL INCREASE AMOUNT FROM THE PRIOR CONTRACT ANNIVERSARY

                              Initial Annual Increase Amount (AIA)    [$100,000]

                              AIA at the 1st Contract Anniversary
                              immediately before withdrawal           [$105,000]

                              AV at 1st Contract Anniversary
                              immediately before withdrawal           [$ 80,000]

                              Withdrawal on 1st Contract Anniversary  [$ 10,000]

                              AIA after withdrawal                    [$ 91,875]

                              AV after withdrawal                     [$ 70,000]

                              Assume the initial purchase payment is [$100,000]. Assume the AV at the 1st Contract Anniversary is [$80,000]. The AIA at the 1st Contract Anniversary will be [$105,000] ([$100,000] increased by [5.0%]
                              per year, compounded annually) Assume that on the 1st Contract Anniversary, [$10,000] is withdrawn (leaving an AV of [$70,000]). Because the withdrawal is greater than [5.0%] of the AIA from the prior Contract Anniversary, the AIA is reduced by the value of the AIA immediately before the withdrawal ([$105,000]) multiplied by the percentage reduction in the AV attributed to that withdrawal ([$10,000]/[$80,000] = [12.5%]).
                              Therefore, the new AIA is [$91,875] ([$105,000] x [12.5%] = [$13,125]; [$105,000] - [$13,125] =
                              [$91,875]). Assuming no other purchase payments or withdrawals are made before the 2nd Contract Anniversary, the Annual Increase Amount at the 2nd Contract Anniversary will be [$96,469] ([$91,875] increased by [5.0%] per year, compounded annually).

                              The maximum withdrawal that can be taken in the 3rd Contract Year without getting a proportionate adjustment to the AIA would be [$4,823] ([$96,469]
                              * [5.0%]).

                         EXAMPLE #3 - ALLOCATION AND REBALANCING

                              Assume an account was issued on [1/1/2010] with a [$100,000] Purchase Payment. The chosen asset allocation is:

                              Platform 1 - [35%]
                              Platform 2 - [50%]
                              Platform 3 - [15%]

                              A purchase payment of [$100,000] was made on [2/1/2010] with the same asset allocation. The money allocated to each Platform from the new Purchase Payment is:

                              Platform 1 - [$35,000]
                              Platform 2 - [$50,000]
                              Platform 3 - [$15,000]

                              The Account Balance at the end of [3/31/2010] is [$200,000]. Assume [$55,000] is in Platform 1,
                              [$110,000] is in Platform 2, and [$35,000] is in
                              Platform 3. The quarterly rebalancing will take place on [4/1/2010] so that after the rebalancing, the Platform values will be:

                              Platform 1 = [35%] of [$200,000] = [$70,000]
                              Platform 2 = [50%] of [$200,000 ]= [$100,000]
                              Platform 3 = [15% ]of [$200,000] = [$30,000]

ML-560-8-NY (7/10)

                              The client changes their Purchase Payment allocation instructions on [5/1/2010]. Since no new Purchase Payment is allocated, no rebalancing occurs. Future Purchase Payments and quarterly rebalancing will be made in accordance with this revised Purchase Payment allocation instruction. The new instruction is:

                              Platform 1 - [30%]
                              Platform 2 - [40%]
                              Platform 3 - [15%]
                              Platform 4 - [15%]

                              The Account Balance at the end of [6/30/2010] is [$250,000]. Assume [$60,000] is in Platform 1,
                              [$130,000] is in Platform 2, and [$60,000] is in
                              Platform 3. The quarterly rebalancing will take place on [7/1/2010] using the most recent Purchase Payment allocation from [5/1/2010] so that after the rebalancing, the Platform values will be:

                              Platform 1 = [30%] of [$250,000 ]= [$75,000]
                              Platform 2 = [40%] of [$250,000 ]= [$100,000]
                              Platform 3 = [15% ]of [$250,000 ]= [$37,500]
                              Platform 4 = [15%] of [$250,000] = [$37,500]

Metropolitan Life Insurance Company has caused this Rider to be signed by its [Secretary.]

                                           METROPOLITAN LIFE INSURANCE COMPANY

                                           [

                                              /s/ Jeffrey A. Welikson ]
                                           [SECRETARY]

ML-560-8-NY (7/10)

                               GMIB ANNUITY TABLES

                     AMOUNT OF FIRST MONTHLY INCOME PAYMENT

                            PER $1000 OF INCOME BASE

                                 ANNUITANT ONLY

                          Life Annuity with 5 Years of
                           Annuity Payments Guaranteed

              ATTAINED AGE OF
                 ANNUITANT            Male            Female
              ---------------   ---------------   ---------------
                     55               2.94             2.74
                     60               3.24             3.00
                     65               3.63             3.33
                     70               4.13             3.77
                     75               4.82             4.35
                     80               5.74             5.15
                     85               6.95             6.29
                     90               6.95             6.29

                  Life Annuity with 5 Years of Annuity Payments
                Guaranteed Provided You were at least Age 57 when
               the Contract was Issued, No withdrawals were taken
                prior to age 60 and Your Account Balance is fully
                                    withdrawn

              ATTAINED AGE OF
                 ANNUITANT            Male            Female
              ---------------   ---------------   ---------------
                     55               2.94             2.74
                     60               4.17             4.17
                     65               4.17             4.17
                     70               4.17             4.17
                     75               4.82             4.35
                     80               5.74             5.15
                     85               6.95             6.29
                     90               6.95             6.29

ML-560-8-NY (7/10)

                          ANNUITANT AND JOINT ANNUITANT
--------------------------------------------------------------------------------------------------
              Joint and Survivor Annuity with 5 Years of Annuity Payments Guaranteed
--------------------------------------------------------------------------------------------------
ATTAINED AGE OF                               AGE OF FEMALE ANNUITANT
MALE ANNUITANT   ---------------------------------------------------------------------------------
                 10 YEARS YOUNGER  5 YEARS YOUNGER  0 YEARS YOUNGER  5 YEARS OLDER  10 YEARS OLDER
--------------------------------------------------------------------------------------------------
      55               2.28              2.40             2.51            2.61           2.70
      60               2.44              2.58             2.72            2.85           2.96
      65               2.63              2.80             2.98            3.15           3.30
      70               2.87              3.09             3.32            3.54           3.74
      75               3.18              3.47             3.78            4.08           4.34
      80               3.58              3.97             4.40            4.81           5.16
      85               4.12              4.66             5.26            5.83            N/A
      90               4.12              4.66             5.26             N/A            N/A

Monthly payments for ages not shown will be furnished on request.

ML-560-8-NY (7/10)